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                                                               EXHIBIT (a)(1)(E)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       AMERICAN NATIONAL CAN GROUP, INC.

                                       AT
                              $18.00 NET PER SHARE
                                       BY
                       REXAM ACQUISITION SUBSIDIARY INC.,
                     A WHOLLY OWNED INDIRECT SUBSIDIARY OF
                                   REXAM PLC

                                                                  April 10, 2000

To Our Clients:
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON FRIDAY, MAY 5, 2000, UNLESS THE OFFER IS EXTENDED.

    Enclosed for your consideration is an Offer to Purchase dated April 10, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by Rexam Acquisition Subsidiary Inc., a Delaware corporation ("Purchaser") and a wholly owned indirect subsidiary of Rexam PLC, a public limited company organized under the laws of England and Wales ("Parent"), to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of American National Can Group, Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Stockholders of the Company from the Chairman of the Board and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

    We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

    We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

    Your attention is directed to the following:

        1. The offer price is $18.00 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.

        2. The Offer is being made for all outstanding Shares.

        3. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below), the Offer and the Merger (as defined below) and the other transactions contemplated by the Merger Agreement and determined that the terms of the Offer and the Merger are advisable, fair to, and in the best interests of, the Company's stockholders and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares.

        4. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 31, 2000 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which,
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    as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company with the Company surviving the merger as a wholly owned indirect subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware Law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent or any wholly owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement.

        5. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 5, 2000 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

        6. The Offer is conditioned upon, among other things, (a) there being validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares that would represent at least a majority of the Fully Diluted Shares (as defined in Section 14 of the Offer to Purchase) on the date of purchase, (b) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer or to the Merger having expired or been terminated, (c) the European Commission having declared in terms, that, taken together with clause (d)(ii) below, are not materially commercially unreasonable in the aggregate, that the concentration is compatible with the common market pursuant to Article 6(1)(b) or Article 8(2) of the Council Regulation (EEC) No. 4064/89 (as amended by Council Regulation (EC)
    No. 1310/97), (d) in the event that a request under Article 9(2) of the Council Regulation (EEC) No. 4064/89 (as amended by Council Regulation (EC) No. 1310/97) has been made by one or more European Union or EFTA states, either (i) the European Commission having indicated that it does not intend to refer the proposed acquisition, or any aspect thereof, to a competent authority of such state or (ii) if such referral is made, the state(s) having resolved their investigations, in terms, taken together with clause
    (c) above, that are not materially commercially unreasonable in the aggregate, or any applicable waiting period(s) having expired, (e) the approval of the Merger Agreement, the Offer and the Merger by the shareholders of Parent and (f) the receipt of other requisite material regulatory and antitrust clearances.

        7. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        8. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

    Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

    If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS

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SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR
BEHALF PRIOR TO THE EXPIRATION DATE.

    Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Citibank, N.A. (the "Depositary") of
(a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by Salomon Smith Barney Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                      OF AMERICAN NATIONAL CAN GROUP, INC.

    The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of American National Can Group, Inc., dated April 10, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal relating to shares of common stock, par value $0.01 per share (the "Shares"), of American National Can
Group, Inc., a Delaware corporation.

    This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal. NUMBER OF SHARES TO BE TENDERED(1):
________________SHARES

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                                                  SIGN HERE
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                                                  Signature(s)

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                                                  Please Type or Print Name(s)

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                                                  Please Type or Print Address(es)

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                                                  Area Code and Telephone Number

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                                                  Taxpayer Identification or Social Security No.

                                                  Dated: , 2000
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(1)_Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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